Investor Relations/Media Contact:
ICR, Inc.
Brad Cohen
bcohen@icrinc.com
212-217-6393

CAPLEASE ANNOUNCES OFFERING OF CONVERTIBLE SENIOR NOTES

NEW YORK--(BUSINESS WIRE)—October 1, 2007--CapLease, Inc. (NYSE: LSE) announced today that it has commenced an offer, subject to market conditions, of $75 million aggregate principal amount of convertible senior notes due 2027. As part of the offering, CapLease intends to grant the initial purchasers a 30-day option to purchase up to an additional $25 million aggregate principal amount of the notes to cover over-allotments, if any. The notes will be senior unsecured obligations of CapLease, Inc., and will be fully and unconditionally guaranteed by certain of its subsidiaries, including its operating partnership, CapLease, LP. The notes will be offered in a private offering to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended.

The offering price, interest rate, conversion rate and circumstances under which a holder may convert its notes and other terms will be determined by negotiations between CapLease and the initial purchasers.

CapLease expects to use up to $15.0 million of the proceeds from the sale of the notes to purchase shares of its common stock at the closing of the offering and the remaining proceeds for general corporate purposes, including the repayment of indebtedness and to fund new investments.

The notes and the common stock issuable upon conversion have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About the Company:

CapLease, Inc. is a real estate investment trust, or REIT, that invests primarily in single tenant commercial real estate assets subject to long-term leases to high credit quality tenants.